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                     August 18, 2020

       Brandon LaVerne
       Chief Financial Officer
       Ontrak, Inc.
       2120 Colorado Ave., Suite 230
       Santa Monica, CA 90404

                                                        Re: Ontrak, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 001-31932

       Dear Mr. LaVerne:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences